Exhibit 99.1

FOR IMMEDIATE RELEASE

Emerald Expositions Acquires Connecting Point Marketing Group;

Adds Best in Class Hosted-Buyer Model to its Capabilities

SAN JUAN CAPISTRANO, Calif. – November 30, 2017 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald”), a leading U.S. business-to-business trade show and conference producer, today announced its acquisition of Connecting Point Marketing Group (“CPMG”) from lower-middle market private equity firm Corridor Capital, LLC, mezzanine investor Aldine Capital Partners and management.

Founded by Nancy Splaine and Kim Haulk in 2004 in Rye, New Hampshire, today CPMG organizes and hosts nine senior executive level business-intensive trade events focused on innovation for the hospitality, restaurant, healthcare, grocery and retail industries. These four-day events are highly-curated, invitation-only forums that bring together leaders in each vertical market. The emphasis and differentiation of CPMG’s events are the intimacy and personal interaction created by the unique format and exceptional execution, resulting in demonstrable ROI for all participants. Under this “hosted-buyer” model, CPMG curates the buyer attendees and covers the cost of travel, hotel and meals for all attending buyers, and then generates revenue from the sale of supplier participation packages and sponsorship opportunities. CPMG’s proprietary technologies customize the event experience for both buyers and suppliers, and create significant internal efficiencies, a well-conceived user experience and broad data insights.

CPMG has demonstrated strong organic growth since its inception and, similarly to Emerald, benefits from very favorable cash characteristics and good visibility into future performance.

The CPMG team of 19 employees, all based in Rye, New Hampshire, has more than 165 years of combined experience working in the events industry. The entire team will join Emerald, and Nancy Splaine, Senior Vice President/General Manager of CPMG will report to David Loechner, Chief Executive Officer and President of Emerald Expositions.

“We have been innovators in the hosted trade event business, benefitting from growth and change in the industries we serve, and I believe that our events will continue to be an important forum for business to be done in the future,” said Splaine. “At this point in CPMG’s evolution, we are excited to leverage the experience and market relationships of the various Emerald brand teams, take advantage of Emerald’s resources and infrastructure and bring new capabilities to the Emerald portfolio.”

“Corridor Capital has been honored to work with the Connecting Point Marketing Group team to increase its pace of new event implementation, build out more scalable infrastructure and optimize the use of its robust data analytics capabilities. CPMG is a true thought leader in the hosted trade event business offering an exceptional level of service and value to its partners. We believe that the scale and scope of Emerald’s operations and their commitment to preserving the culture of CPMG will only help them improve this offering and reach a broader audience” said Corridor CEO, Craig Enenstein.

“Nancy, Kim and the entire CPMG team have built a great business with an impressive track record of organic growth,” said Loechner. “We are very pleased to add CPMG’s best in class capabilities, industry relationships and technologies to the Emerald portfolio, to complement our existing expertise in trade shows, conferences and other face-to-face events.”

JEGI (www.jegi.com), a leading independent investment bank for the global media, information, marketing, software and tech-enabled services sectors, was the exclusive financial advisor to CPMG in this transaction.

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About Emerald Expositions

Emerald is the largest operator of business-to-business trade shows in the United States by net square feet (“NSF”), with most of our trade shows dating back several decades. Emerald currently operates more than 55 trade shows, as well as numerous other events. In 2016, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied over 6.5 million NSF of exhibition space.

For more information on Emerald, please visit www.emeraldexpositions.com.

About Corridor Capital

Corridor Capital, LLC is a Los Angeles based private equity investment firm that provides capital, operational support and strategic guidance to lower middle-market specialty manufacturing, business services and value-added distribution companies in North America. Corridor manages committed funds on behalf of a broad network of investors, many of whom bring a deep understanding of and network of valuable relationships in the industries in which we invest. Corridor seeks to leverage its dedicated, experienced team of operating professionals and extensive network of executives, advisors and investors to actively engage with and support its management partners to create sustainable and scalable infrastructure and to grow organically and through acquisition.

Contacts

Emerald Expositions:

Philip Evans, Chief Financial Officer

949.226.5714

philip.evans@emeraldexpo.com